Exhibit 99.1

WEX Inc. Reports Third Quarter 2020 Financial Results

PORTLAND, Maine--(BUSINESS WIRE)--October 29, 2020--WEX Inc. (NYSE: WEX), a leading financial technology service provider, today reported financial results for the three months ended September 30, 2020.

“In the third quarter, we again demonstrated our ability to adapt to the rapidly-changing operating environment. While demand remained muted due to global uncertainty around COVID-19, spend volumes across all segments steadily recovered as we progressed through the quarter. Notably, our corporate payments customers and U.S. health business experienced year-over-year top-line growth, driven by the recovery of B2B payments volumes and increased SaaS accounts. We were also encouraged by sequential improvement in the Fleet segment, driven by positive over-the-road volume trends,” said Melissa Smith, WEX's Chair and Chief Executive Officer.

Ms. Smith added, “We remain focused on positioning WEX for sustained long-term growth once market conditions recover. This includes selectively investing in areas of our business that are growing and building upon our technology position by growing our platform of services allowing us to enhance value-added offerings to customers, which is key to our differentiation in the marketplace. I am pleased with our efforts to successfully control what we could during these unprecedented times and deliver against key priorities this quarter. Our sales momentum continues to be strong which is important to meeting our long-term growth targets and creates confidence in the future of WEX.”

Third Quarter 2020 Financial Results

Total revenue for the third quarter of 2020 decreased 17% to $382.1 million from $460.0 million for the third quarter of 2019. This revenue decrease in the quarter includes a $16.7 million unfavorable impact from fuel prices and spreads and $0.7 million positive impact from foreign exchange rates.

Net income attributable to shareholders on a GAAP basis decreased by $80.5 million to a net loss of $65.8 million, or $1.49 per diluted share, compared with net income of $14.6 million, or $0.33 per diluted share, for the third quarter of 2019. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $70.9 million for the third quarter of 2020, or $1.59 per diluted share, down 39% per diluted share from $113.5 million or $2.59 per diluted share for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net (loss) income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

Third Quarter 2020 Performance Metrics

  Average number of vehicles serviced was approximately 15.3 million, an increase of 7% from the third quarter of 2019.
  Total fuel transactions processed decreased 8% from the third quarter of 2019 to 149.6 million. Payment processing transactions decreased 11% to 120.9 million.
  Travel and Corporate Solutions' purchase volume decreased 59% to $4.7 billion from $11.5 billion in the third quarter of 2019.
  Health and Employee Benefit Solutions' average number of Software-as-a-Service (SaaS) accounts in the U.S. grew 12% to 14.6 million from 13.0 million in the third quarter of 2019.

“Although revenue remained pressured this quarter, we saw gradual sequential improvement in business activity and volume across all segments, demonstrating the diversification and resilience of our business model. Additionally, we continued to focus on careful and strategic capital allocation as well as disciplined cost and risk management, which are the building blocks of long-term and sustained shareholder value,” said Roberto Simon, WEX's Chief Financial Officer. “Looking ahead, we expect revenue to level off in the fourth quarter, and to ramp up investments in select high-growth areas of our business to position WEX advantageously for future opportunities. Importantly, we are on track to meet the cost containment program outlined earlier this year, and we have ample liquidity with a strong balance sheet.”

Cost Actions and Liquidity Update

In response to COVID-19 uncertainty, the Company implemented a number of actions to reduce capital and operating expenditures, adjust cost structure and preserve financial flexibility and a strong liquidity position during the second and third quarters of 2020. The total operating expense savings resulting from these changes are still expected to be approximately $60-$65 million for the year, compared to our original guidance. The Company believes WEX’s balance sheet and liquidity position remain strong. Third quarter 2020 leverage was 3.2x compared to 3.5x for the end of last year.

Financial Guidance

On May 7, 2020, the Company withdrew all previously-issued full fiscal year 2020 financial guidance due to COVID-19. Given the continued uncertainty related to COVID-19, the Company is not providing any further financial guidance at this time. WEX continues to carefully monitor the pandemic and the impact on its business; however, given the uncertainty regarding the pandemic's spread, duration, and impact, the Company is currently unable to predict the precise extent to which the COVID-19 pandemic will impact its future operations and financial results.

Additional Information
Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 1, reconciliations of non-GAAP measures referenced in this news release, in Exhibit 2, tables illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three and nine months ended September 30, 2020, and in Exhibit 3, a table of selected non-financial metrics for the quarter ended September 30, 2020 and four preceding quarters. The Company is also providing segment revenue for the three and nine months ended September 30, 2020 and 2019 in Exhibit 4 and information regarding segment adjusted operating income margin and adjusted operating income margin in Exhibit 5.

Conference Call Details
In conjunction with this announcement, WEX will host a conference call today, October 29, 2020, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed along with the accompanying slides at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing (833) 714-0940 or (778) 560-2809. The Conference ID number is 2894917. A replay of the webcast and the accompanying slides will be available on the Company's website.

About WEX
Powered by the belief that complex payment systems can be made simple, WEX (NYSE: WEX) is a leading financial technology service provider across a wide spectrum of sectors, including fleet, travel and healthcare. WEX operates in 10 countries and in 20 currencies through approximately 5,000 associates around the world. WEX fleet cards offer 15 million vehicles exceptional payment security and control; purchase volume in its travel and corporate solutions grew to approximately $40 billion in 2019; and the WEX Health financial technology platform helps 390,000 employers and more than 32 million consumers better manage healthcare expenses. For more information, visit www.wexinc.com.

Forward-Looking Statements
This earnings release contains forward-looking statements, including statements regarding: financial expectations, financial guidance and potential for providing the same; assumptions underlying the Company's future financial performance; future growth opportunities and expectations; expectations for future revenue performance; future impacts resulting from areas of investment; and, expectations for the macro environment. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the extent to which the coronavirus (COVID-19) pandemic and measures taken in response thereto adversely impact our business, results of operations and financial condition in excess of current expectations; the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices including the impact of any continued reductions in fuel price and the resulting impact on our revenues and net income; the effects of the Company’s business expansion and acquisition efforts; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the failure to complete or successfully integrate the Company's acquisitions; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from an acquisition; the Company's ability to successfully acquire, integrate, operate and expand commercial fuel card programs; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems or those of the Company's third-party service providers and any resulting negative impact on the Company's reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key commercial agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; failure to successfully implement the Company's information technology strategies and capabilities in connection with its technology outsourcing and insourcing arrangements and any resulting cost associated with that failure; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; legal, political and economic uncertainty surrounding the United Kingdom's departure from the European Union; the impact of the transition from LIBOR as a global benchmark to a replacement rate; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the impact of sales or dispositions of significant amounts of the Company’s outstanding common stock into the public market, or the perception that such sales or dispositions could occur; the possible dilution to the Company’s stockholders caused by the issuance of additional shares of common stock or equity linked securities, the incurrence of impairment charges if our assessment of the fair value of certain of the Company's reporting units changes; the uncertainties of litigation, including the legal proceedings with respect to the purchase agreement relating to the proposed eNett and Optal acquisition; as well as other risks and uncertainties identified in Item 1A of our annual report on Form 10-K for the year ended December 31, 2019 and our quarterly reports on Forms 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed respectively with the Securities and Exchange Commission on February 28, 2020, May 11, 2020 and August 5, 2020. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenues
Payment processing revenue	$171,077	$224,756	$522,575	$626,380
Account servicing revenue	112,417	109,205	335,736	303,183
Finance fee revenue	46,307	66,382	144,945	175,667
Other revenue	52,315	59,620	157,623	178,416
Total revenues	382,116	459,963	1,160,879	1,283,646
Cost of services
Processing costs	102,244	98,296	307,152	288,896
Service fees	10,881	14,905	34,335	43,348
Provision for credit losses	12,283	14,847	66,851	47,470
Operating interest	5,262	11,508	20,151	31,765
Depreciation and amortization	26,202	26,123	76,115	68,206
Total cost of services	156,872	165,679	504,604	479,685
General and administrative	73,131	65,423	197,432	206,075
Sales and marketing	64,592	73,689	188,118	210,639
Depreciation and amortization	39,314	36,861	118,907	105,264
Loss on sale of subsidiary	46,362	—	46,362	—
Operating income	1,845	118,311	105,456	281,983
Financing interest expense	(40,950)	(34,549)	(101,813)	(101,299)
Net foreign currency loss	(784)	(16,528)	(31,973)	(13,748)
Net unrealized gain (loss) on financial instruments	3,774	(5,650)	(32,115)	(39,078)
(Loss) income before income taxes	(36,115)	61,584	(60,445)	127,858
Income tax provision (benefit)	21,602	19,137	(3,852)	37,352
Net (loss) income	(57,717)	42,447	(56,593)	90,506
Less: Net income (loss) from non-controlling interests	1,244	(631)	3,282	(233)
Net (loss) income attributable to WEX Inc.	$(58,961)	$43,078	$(59,875)	$90,739
Change in value of redeemable non-controlling interest	(6,879)	(28,459)	50,437	(46,179)
Net (loss) income attributable to shareholders	$(65,840)	$14,619	$(9,438)	$44,560

Net (loss) income attributable to shareholders per share:
Basic	$(1.49)	$0.34	$(0.22)	$1.03
Diluted	$(1.49)	$0.33	$(0.22)	$1.02
Weighted average common shares outstanding:
Basic	44,166	43,349	43,720	43,300
Diluted	44,166	43,811	43,720	43,715

WEX INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$1,521,622	$810,932
Restricted cash	193,615	170,449
Accounts receivable	2,151,741	2,661,108
Securitized accounts receivable, restricted	97,522	112,192
Prepaid expenses and other current assets	66,589	87,694
Total current assets	4,031,089	3,842,375
Property, equipment and capitalized software	193,165	212,475
Goodwill and other intangible assets	3,875,843	4,016,251
Investment securities	31,259	30,460
Deferred income taxes, net	8,514	12,833
Other assets	174,042	184,024
Total assets	$8,313,912	$8,298,418
Liabilities and Stockholders’ Equity
Accounts payable	$893,766	$969,816
Accrued expenses	322,388	315,642
Restricted cash payable	193,615	170,449
Short-term deposits	1,080,136	1,310,813
Short-term debt, net	127,084	248,531
Other current liabilities	55,420	34,692
Total current liabilities	2,672,409	3,049,943
Long-term debt, net	2,879,474	2,686,513
Long-term deposits	211,775	143,399
Deferred income taxes, net	211,555	218,740
Other liabilities	134,476	106,422
Total liabilities	6,109,689	6,205,017
Commitments and contingencies
Redeemable non-controlling interest	107,220	156,879
Stockholders’ Equity
Total WEX Inc. stockholders’ equity	2,084,930	1,926,947
Non-controlling interest	12,073	9,575
Total stockholders’ equity	2,097,003	1,936,522
Total liabilities and stockholders’ equity	$8,313,912	$8,298,418

Exhibit 1 Reconciliation of Non-GAAP Measures (in thousands, except per share data) (unaudited)

Reconciliation of GAAP Net (Loss) Income Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders

	Three Months Ended September 30,
	2020		2019
		per diluted share		per diluted share
Net (loss) income attributable to shareholders	$(65,840)	$(1.49)	$14,619	$0.33
Unrealized (gain) loss on financial instruments	(3,774)	(0.09)	5,650	0.13
Net foreign currency remeasurement loss	784	0.02	16,528	0.38
Acquisition–related intangible amortization	42,831	0.97	42,800	0.98
Other acquisition and divestiture related items	20,328	0.46	7,907	0.18
Loss on sale of subsidiary	46,362	1.05	—	—
Stock–based compensation	18,170	0.41	9,522	0.22
Other costs	1,045	0.02	5,413	0.12
Debt restructuring and debt issuance cost amortization	5,329	0.12	3,251	0.07
ANI adjustments attributable to non–controlling interests	6,233	0.14	27,149	0.62
Tax related items	(614)	(0.01)	(19,348)	(0.44)
Dilutive impact of stock awards[1]	—	(0.01)	—	—
Adjusted net income attributable to shareholders	$70,854	$1.59	$113,491	$2.59
	Nine Months Ended September 30, 2020
	2020		2019
		per diluted share		per diluted share
Net (loss) income attributable to shareholders	$(9,438)	(0.22)	$44,560	1.02
Unrealized loss on financial instruments	32,115	0.73	39,078	0.89
Net foreign currency remeasurement loss	31,973	0.73	13,748	0.31
Acquisition–related intangible amortization	127,847	2.92	116,502	2.67
Other acquisition and divestiture related items	36,005	0.82	24,704	0.57
Loss on sale of subsidiary	46,362	1.06	—	—
Stock–based compensation	45,059	1.03	34,956	0.80
Other costs	7,980	0.18	12,914	0.30
Debt restructuring and debt issuance cost amortization	9,989	0.23	18,200	0.42
ANI adjustments attributable to non–controlling interests	(52,101)	(1.19)	43,874	1.00
Tax related items	(72,298)	$(1.65)	$(60,585)	$(1.39)
Dilutive impact of stock awards[1]	—	(0.03)	—	—
Adjusted net income attributable to shareholders	$203,493	$4.61	$287,951	$6.59

1 As the Company reported a net loss for the three and nine months ended September 30, 2020, under U.S. Generally Accepted Accounting Principles ("GAAP"), the diluted weighted average shares outstanding equals the basic weighted average shares outstanding for those periods. The non-GAAP adjustments described above resulted in adjusted net income attributable to shareholders (versus a loss on a GAAP basis) for the third quarter of 2020 and nine months ended September 30, 2020. Therefore, dilutive common stock equivalents have been included in the calculation of adjusted diluted weighted average shares outstanding to arrive at adjusted per share data.

Reconciliation of GAAP Operating Income to Total Segment Adjusted Operating Income and Adjusted Operating Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating income	$1,845	$118,311	$105,456	$281,983
Unallocated corporate expenses	14,817	17,016	45,313	52,135
Acquisition-related intangible amortization	42,831	42,800	127,847	116,502
Other acquisition and divestiture related items	15,430	7,907	31,107	24,704
Loss on sale of subsidiary	46,362	—	46,362	—
Stock-based compensation	18,170	9,522	45,059	34,956
Other costs	1,045	5,413	7,980	12,914
Debt restructuring costs	(240)	1,162	525	10,640
Total segment adjusted operating income	$140,260	$202,131	$409,649	$533,834
Unallocated corporate expenses	(14,817)	(17,016)	(45,313)	(52,135)
Adjusted operating income	$125,443	$185,115	$364,336	$481,699

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency remeasurement gains and losses, acquisition-related intangible amortization, other acquisition and divestiture related items, loss on sale of a subsidiary, stock-based compensation, other costs, debt restructuring and debt issuance cost amortization, similar adjustments attributable to our non-controlling interests and certain tax related items.

The Company's non-GAAP adjusted operating income excludes acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, and debt restructuring costs. Total segment adjusted operating income incorporates the same adjustments and further excludes unallocated corporate expenses.

Although adjusted net income, adjusted operating income and total segment adjusted operating income are not calculated in accordance with U.S. GAAP, these non-GAAP measures are integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses segment adjusted operating income to allocate resources among our operating segments. The Company considers these measures integral because they exclude the above-specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments. Additionally, the non-cash mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, accounts receivable and accounts payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The Company considers certain acquisition-related costs, including certain financing costs, investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  The loss on sale of subsidiary relates to the divestiture of the Company's former Brazilian subsidiary as of the date of sale, September 30, 2020, and the associated write-off of its assets and liabilities. As previously discussed, gains and losses from divestitures are considered by the Company to be unpredictable and dependent on factors that may be outside of our control. The exclusion of these gains and losses are consistent with the Company's practice of excluding other non-recurring items associated with strategic transactions.
  Stock-based compensation is different from other forms of compensation as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  We exclude other costs when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. This includes costs related to further streamline the business, improve the Company’s efficiency, create synergies and globalize the Company’s operations. For the three and nine months ended September 30, 2020, other costs include certain costs incurred in association with COVID-19, including the cost of providing additional health, welfare and technological support to our employees as they work remotely.
  Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method, which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s GAAP tax provision.
  The Company does not allocate certain corporate expenses to our operating segments, as these items are centrally controlled and are not directly attributable to any reportable segment.

For the same reasons, WEX believes that adjusted net income, adjusted operating income and total segment adjusted operating income may also be useful to investors when evaluating the Company's performance. However, because adjusted net income, adjusted operating income and total segment adjusted operating income are non-GAAP measures, they should not be considered as a substitute for, or superior to, net income (loss), operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income, adjusted operating income and total segment adjusted operating income as used by WEX may not be comparable to similarly titled measures employed by other companies.

Exhibit 2 Impact of Certain Macro Factors on Reported Revenue and Adjusted Net Income (in thousands, except per share data) (unaudited)

The table below shows the impact of certain macro factors on reported revenue:

	Segment Revenue Results
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended September 30,
	2020	2019	2020	2019	2020	2019	2020	2019
Reported revenue	$228,704	$277,526	$64,296	$99,128	$89,116	$83,309	$382,116	$459,963
FX impact (favorable) / unfavorable	$(1,105)	$—	$(223)	$—	$634	$—	$(694)	$—
PPG impact (favorable) / unfavorable	$16,680	$—	$—	$—	$—	$—	$16,680	$—
	Segment Revenue Results
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Nine months ended September 30,
	2020	2019	2020	2019	2020	2019	2020	2019
Reported revenue	$682,931	$777,622	$203,150	$272,126	$274,798	$233,898	$1,160,879	$1,283,646
FX impact (favorable) / unfavorable	$1,669	$—	$601	$—	$1,622	$—	$3,892	$—
PPG impact (favorable) / unfavorable	$42,527	$—	$—	$—	$—	$—	$42,527	$—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, exclusive of revenue derived from 2019 acquisitions for one year following the acquisition dates.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue subject to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, exclusive of revenue derived from 2019 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on Adjusted Net Income:

	Segment Estimated Earnings Impact
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended September 30,
	2020	2019	2020	2019	2020	2019
FX impact (favorable) / unfavorable	$(576)	$—	$(1,245)	$—	$190	$—
PPG impact (favorable) / unfavorable	$10,531	$—	$—	$—	$—	$—
	Nine months ended September 30,
	2020	2019	2020	2019	2020	2019
FX impact (favorable) / unfavorable	$352	$—	$(5,864)	$—	$(304)	$—
PPG impact (favorable) / unfavorable	$26,450	$—	$—	$—	$—	$—

To determine the estimated earnings impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, amounts were translated using the weighted average exchange rates for the same period in the prior year, net of tax, exclusive of revenue and expenses derived from 2019 acquisitions for one year following the acquisition dates.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes, exclusive of revenue and expenses derived from 2019 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interests and applicable taxes.

Exhibit 3 Selected Non-Financial Metrics (unaudited)
	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
Fleet Solutions:
Payment processing transactions (000s) (1)	120,900	103,086	121,591	126,666	135,236
Payment processing gallons of fuel (000s) (2)	3,247,507	2,830,265	3,123,066	3,218,466	3,338,322
Average US fuel price (US$ / gallon)	$2.23	$2.07	$2.57	$2.80	$2.80
Payment processing $ of fuel (000s) (3)	$7,609,098	$6,135,265	$8,412,642	$9,417,278	$9,737,591
Net payment processing rate (4)	1.35%	1.47%	1.35%	1.10%	1.29%
Payment processing revenue (000s)	$102,419	$90,147	$113,323	$103,831	$125,288
Net late fee rate (5)	0.48%	0.57%	0.56%	0.65%	0.58%
Late fee revenue (000s) (6)	$36,232	$35,071	$46,740	$61,587	$56,938
Travel and Corporate Solutions:
Purchase volume (000s) (7)	$4,699,737	$3,168,064	$8,041,112	$9,635,211	$11,543,605
Net interchange rate (8)	1.13%	1.37%	0.87%	0.84%	0.74%
Payment solutions processing revenue (000s)	$53,239	$43,261	$70,268	$80,986	$85,128
Health and Employee Benefit Solutions:
Purchase volume (000s) (9)	$1,120,786	$1,017,318	$1,592,313	$1,047,939	$1,126,156
Average number of SaaS accounts (000s) (10)	14,599	14,487	14,458	13,391	13,022

Definitions and explanations:

(1) Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.
(2) Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.
(3) Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.
(4) Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.
(5) Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.
(6) Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.
(7) Purchase volume represents the total dollar value of all WEX issued transactions that use WEX corporate card products and virtual card products.
(8) Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.
(9) Purchase volume represents the total US dollar value of all transactions where interchange is earned by WEX.
(10) Average number of Health and Employee Benefit Solutions accounts represents the number of active Consumer Directed Health, COBRA, and billing accounts on our SaaS platforms in the United States.

Exhibit 4 Segment Revenue Information (in thousands) (unaudited)

	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
Fleet Solutions	2020	2019	Amount	Percent	2020	2019	Amount	Percent
Revenues
Payment processing revenue	$102,418	$125,288	$(22,870)	(18)%	$305,888	$353,413	$(47,525)	(13)%
Account servicing revenue	39,350	42,037	(2,687)	(6)%	115,252	122,782	(7,530)	(6)%
Finance fee revenue	46,129	65,818	(19,689)	(30)%	143,934	174,067	(30,133)	(17)%
Other revenue	40,807	44,383	(3,576)	(8)%	117,857	127,360	(9,503)	(7)%
Total revenues	$228,704	$277,526	$(48,822)	(18)%	$682,931	$777,622	$(94,691)	(12)%
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
Travel and Corporate Solutions	2020	2019	Amount	Percent	2020	2019	Amount	Percent
Revenues
Payment processing revenue	$53,239	$85,128	$(31,889)	(37)%	$166,768	$222,399	$(55,631)	(25)%
Account servicing revenue	9,964	10,717	(753)	(7)%	31,210	32,019	(809)	(3)%
Finance fee revenue	145	645	(500)	(78)%	900	1,498	(598)	(40)%
Other revenue	948	2,638	(1,690)	(64)%	4,272	16,210	(11,938)	(74)%
Total revenues	$64,296	$99,128	$(34,832)	(35)%	$203,150	$272,126	$(68,976)	(25)%
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
Health and Employee Benefit Solutions	2020	2019	Amount	Percent	2020	2019	Amount	Percent
Revenues
Payment processing revenue	$15,420	$14,340	$1,080	8%	$49,919	$50,568	$(649)	(1)%
Account servicing revenue	63,103	56,451	6,652	12%	189,274	148,382	40,892	28%
Finance fee revenue	33	(81)	114	(141)%	111	102	9	9%
Other revenue	10,560	12,599	(2,039)	(16)%	35,494	34,846	648	2%
Total revenues	$89,116	$83,309	$5,807	7%	$274,798	$233,898	$40,900	17%

Exhibit 5 Segment Adjusted Operating Income and Adjusted Operating Income Margin Information (in thousands) (unaudited)

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Three Months Ended September 30,		Three Months Ended September 30,
	2020	2019	2020	2019
Fleet Solutions	$102,276	$133,348	44.7%	48.0%
Travel and Corporate Solutions	$14,184	$47,356	22.1%	47.8%
Health and Employee Benefit Solutions	$23,800	$21,427	26.7%	25.7%
Total segment adjusted operating income	$140,260	$202,131	36.7%	43.9%

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Fleet Solutions	$284,064	$348,900	41.6%	44.9%
Travel and Corporate Solutions	$47,060	$122,581	23.2%	45.0%
Health and Employee Benefit Solutions	$78,525	$62,353	28.6%	26.7%
Total segment adjusted operating income	$409,649	$533,834	35.3%	41.6%

(1) Segment adjusted operating income margin is derived by dividing segment adjusted operating income by the revenue of the corresponding segment (or the entire Company in the case of total segment adjusted operating income). See Exhibit 1 for a reconciliation of segment adjusted operating income to GAAP operating income.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Adjusted operating income	$125,443	$185,115	$364,336	$481,699
Adjusted operating income margin (1)	32.8%	40.2%	31.4%	37.5%

(1) Adjusted operating income margin is derived by dividing adjusted operating income by revenue of the entire Company. See Exhibit 1 for a reconciliation of adjusted operating income to GAAP operating income.

Contacts

News media contact:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor contact:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com